SUPERIOR
DRILLING PRODUCTS

NEWS RELEASE

1583 S. 1700 E. • Vernal, UT 84078 • (435)789-0594
FOR IMMEDIATE RELEASE

Superior Drilling Products Provides Update on Drill-N-Ream® Progress in Middle East and Preliminary Revenue for Third Quarter 2019

- *Built strong Middle East team of application, drilling and sales engineers in third quarter*
- *Revenue from Middle East activity up 44% in third quarter 2019 compared with the trailing quarter; Preliminary third quarter 2019 total revenue estimated to be $5.1 million, up 12% from prior-year period*
- *Currently downhole with unique combination of four Drill-N-Ream® tools ranging from newest 16-inch tool down to a 6-inch tool*
- *Increasing number of engineering teams in Middle East have specified the tool in drilling plans*

VERNAL, UT, October 29, 2019 — Superior Drilling Products, Inc. (NYSE American: SDPI) ("SDP" or the "Company"), an innovator and manufacturer of drilling tool technologies, announced today that it is making steady progress demonstrating the improved lift characteristics realized when the Company's flagship wellbore conditioning tool, the Drill-N-Ream® ("DNR"), is an element of the bottom hole assembly ("BHA") in the oil well drilling process.

The Company has agreements with three leading oilfield service companies ("OSCs") which define the terms and conditions for the DNR to be included in the OSCs' suite of rental tool offerings. The agreements are initially intended to serve the market in Kuwait, but allow for expansion throughout the remaining Middle East and North Africa ("MENA") region. SDP retains manufacturing, repair and service rights of the DNR.

Troy Meier, Chairman and Chief Executive Officer, commented, "We have measurably advanced our position in MENA in 2019 as we expanded our fleet, built up our team and engaged with key OSCs in the region. Our agreements enable the Drill-N-Ream to be available for more rigs and establish terms that recognize both the value of the tool and the importance of maintaining our high quality standards. Importantly, demand for the DNR in the region is growing quickly. We believe these channel partners will help to both meet this growing demand and expand our geographic reach."

He added, "For the first time, we have four DNRs being run on a single well program to drive improved drilling performance. This program includes a 16-inch tool, our most recent development, as well as 12-inch, 8-inch and 6-inch tools. We believe the Drill-N-Ream has repeatedly demonstrated measurably enhanced drilling and production efficiencies and expect as it overcomes negative biases developed from other less effective tools, that the DNR will gain greater market penetration."

Revenue for the third quarter of 2019 revenue is expected to be $5.1 million which includes approximately $288,000 from Middle East operations.

The DNR is a unique drilling tool technology that conditions the well bore simultaneously while drilling the well, driving efficiencies by reducing days on well, increasing penetration rates and extending the life of the bottom hole assembly. Domestically, and now internationally, the DNR is gaining broader market acceptance with many leading operators standardizing on the tool.

About Superior Drilling Products, Inc.

Superior Drilling Products, Inc. is an innovative, cutting-edge drilling tool technology company providing cost saving solutions that drive production efficiencies for the oil and natural gas drilling industry. The Company designs, manufactures, repairs and sells drilling tools. SDP drilling solutions include the patented Drill-N-Ream® well bore conditioning tool and the patented Strider™ oscillation system technology. In addition, SDP is a manufacturer and refurbisher of PDC (polycrystalline diamond compact) drill bits for a leading oil field service company. SDP operates a state-of-the-art drill tool fabrication facility, where it manufactures its solutions for the drilling industry, as well as customers' custom products. The Company's strategy for growth is to leverage its expertise in drill tool technology and innovative, precision machining in order to broaden its product offerings and solutions for the oil and gas industry.

Additional information about the Company can be found at: www.sdpi.com.

Safe Harbor Regarding Forward Looking Statements

This release contains forward-looking statements, and any statements other than statements of historical fact could be deemed to be forward-looking statements. These forward-looking statements include, among other things, statements regarding the Company's intent to restate its prior consolidated financial statements for the Non-Reliance Periods, the estimated impact of adjustments to the financial statements for the Non-Reliance Periods, the anticipated timing for filing the Amended Form 10-Qs and the Amended Form 10-Ks and related matters. These statements are subject to risks and uncertainties, including the risk that the process of preparing the restated consolidated financial statements or other subsequent events would require the Company to make additional adjustments to its financial statements and the time and effort required to complete the restatement of its consolidated financial statements and file the Amended Form 10-Qs and the Amended Form 10-Ks, and actual results may differ materially from these statements. The Company undertakes no obligation to revise or update any forward-looking statements to reflect events or circumstances after the date hereof.

For more information, contact investor relations:

Deborah K. Pawlowski
Kei Advisors LLC
(716) 843-3908
dpawlowski@keiadvisors.com

- END -